NEWS RELEASE

AT&T Latin America Continues Restructuring Plan – Begins Chapter 11 Process

Washington, D.C. (April 14, 2003) – AT&T Latin America Corp. (OTC: ATTL.OB), today announced that Matlin Patterson, one of the company’s secured creditors, filed a petition to reorganize ATTL under Chapter 11 in the Southern District of Florida, Miami Division. This petition applies to AT&T Latin America Corp., as well as its Argentine subsidiary.

The company will continue to meet customer commitments and provide the high-quality service the company’s customers have come to expect. Additionally, the company will continue working with lenders, creditors and other third parties to enhance the company’s capital structure, improve liquidity and explore potential investor opportunities. In addition to the other parties of interest, ATTL continues to work directly with its largest shareholder and creditor, AT&T Corp., as the company’s restructuring efforts progress. It is expected that AT&T Latin America will finance its reorganization through existing cash and liquidity generated from operations. AT&T Latin America and its subsidiaries in Argentina, Brazil, Chile, Colombia, and Peru will continue to operate on a normal basis, providing high-quality communication services to more than 140,000 total customers, including 5,400 data/Internet business customers and 800 multinational corporations throughout Latin America.

The stated purpose of Matlin’s filing was to counter possible adverse action by an unsecured creditor. For these same reasons, the company was itself preparing a voluntary petition for Chapter 11, and this action merely accelerates the process. The company expects to convert the existing process into a voluntary reorganization in the near future.

Earlier this year, ATTL announced that it might use a Chapter 11 filing as a mechanism to restructure its debt or to protect its assets and business if creditors initiated actions against the company or its subsidiaries. The initiation of the Chapter 11 process is in keeping with this strategy. Simultaneously, the sale process is progressing on schedule, and the company has provided guidelines to potential investors regarding the delivery of initial indications of interest. A Chapter 11 filing will provide an efficient mechanism for the implementation of a more attractive capital structure and help speed the ultimate sale transaction.

“This is not an unexpected development in the process of restructuring the company and seeking a new investor,” said Patricio Northland, CEO, President and Chairman of the Board of ATTL. “Since we began our restructuring process late last year, we have always contemplated the possibility of a Chapter 11 filing as a mechanism to restructure our debt. We are on track with all elements of our restructuring plan. We have achieved significant cost reductions in all areas of our business and we have reduced our use of cash and dramatically improved our cash outlook.” Additionally, Mr. Northland indicated that ATTL’s business remains strong. “Our financial and operating results for the first two months of the year beat our budget projections, and, once we close our books, we expect a positive result in March as well. I am pleased with the progress we have made in positioning ourselves to increase our profitability and prudently manage our cash. When we release our first quarter results, I believe it will be self-evident that ATTL’s operating and financial performance is on a strong upward trajectory.” Mr. Northland concluded by saying, “Our focus remains on maximizing our advanced network and regional presence to deliver our high-quality services to each of our customers, building upon our reputation as the top quality service provider in Latin America. This is our commitment.”

“Great strides have been made toward our goal to reach an operational cash-flow positive position,” said Lawrence E. Young, Executive Vice President and Chief Financial Officer of AT&T Latin America. Furthermore, Young added “Chapter 11 gives us the opportunity to reorganize the company’s capital structure and operations in an efficient and organized manner, and will allow us to maintain our financial stability as we reduce our debt burden.”

ATTL continues to seek a strategic or financial investor to purchase or recapitalize the company. In February, ATTL hired Greenhill & Co. to manage the sales process. To-date, the company has received qualified inquiries from numerous entities, both strategic and financial, that are interested in purchasing all or parts of the company. Said Mr. Northland, “We are confident that AT&T Latin America is an attractive asset for any company that desires to operate and grow their telecom business in the Latin American market. This confidence is supported by the level of interest we have generated from many quality investors and operators. Our desire is to move quickly, but prudently, to secure an investor for the company while addressing responsibly the interests of our constituents.”

AT&T Latin America Continues Restructuring Plan – Begins Chapter 11 Process

About AT&T Latin America

AT&T Latin America Corp., headquartered in Washington, D.C., is a facilities-based provider of integrated business communications services in five countries: Argentina, Brazil, Chile, Colombia and Peru. The company offers data, Internet, voice, video-conferencing and e-business services.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release includes “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of performance. The statements involve known and unknown risks and uncertainties, many of which are outside of AT&T Latin America’s control that may cause its actual results or outcomes to materially differ from such statements. The risks and uncertainties include but are not limited to the risks associated with negotiating a comprehensive restructuring of its debt, including the debt of its subsidiaries not included in the Chapter 11 proceeding; AT&T Latin America’s ability to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 case; AT&T Latin America’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding it prosecutes from time to time; AT&T Latin America’s ability to fund its business plan and/or to raise additional financing on acceptable terms and conditions; its ability to retain customers; changes in economic and political conditions in the countries in which it operates; currency fluctuations; inaccurate forecasts of customer or market demand; changes in AT&T Corp.’s approach to customers and its commercial relationships with the company; changes in communications technology and/or the pricing of competitive products and services; highly competitive market conditions; changes in or developments under laws, regulations and licensing requirements in the countries in which AT&T Latin America operates; volatility of its stock price; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission which readers are urged to read carefully in assessing the forward-looking statements contained in this press release. These statements are made as of the date of this press release, and AT&T Latin America undertakes no obligation to update or revise them, whether as a result of new information, future events or otherwise.

For more information, contact:

Marcelo Esquivel	Catherine Castro
011-562-241-4706	202-689-6336
marcelo.esquivel@attla.com	catherine.castro@attla.com

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